Exhibit 10.52

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS IS A SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) dated as of October 15, 2003, by and between D. SCOTT CLEGG (“Employee”) and NOBEL LEARNING COMMUNITIES, INC., a Delaware corporation with an address at 1615 West Chester Pike, West Chester, PA 19382 (“NLCI”).

Background

WHEREAS, Employee is employed by NLCI in the capacity of Vice Chairman/President/ Chief Operating Officer; and

WHEREAS, Employee has expressed his intent to resign as an employee of NLCI, and NLCI has agreed to accept Employee’s resignation, on the terms and conditions hereinafter provided; and

WHEREAS, the parties wish to conclude amicably any and all issues relating to Employee’s employment and termination of employment with NLCI;

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, IT IS HEREBY AGREED by and between Employee and NLCI as follows:

1. Resignation as Employee and Termination of Employment Agreement.

(a) Effective as of the close of business on October 31, 2003 (the “Separation Date”), Employee shall resign as NLCI’s Vice Chairman/President/Chief Operating Officer. Such separation shall be irrevocable and final, and effective as of the Separation Date, neither Employee, NLCI nor any of its parent corporations, subsidiaries, affiliates or other related companies (collectively with NLCI, the “NLCI Parties”), shall have any further obligation of any nature to the other, except as specifically set forth in this Agreement. Employee and NLCI agree that, except as provided to the contrary in Section 1(b), all prior agreements between Employee and any NLCI Party including, without limitation, the March 1, 2002 Employment Agreement between Employee and NLCI (the “Employment Agreement”), are hereby terminated effective as of the date of this Agreement, and, except as set forth in Section 1(b), no provisions of any such agreements shall hereafter survive, notwithstanding anything to the contrary set forth therein.

(b) Notwithstanding anything to the contrary set forth in Section 1(a), Employee and NLCI agree that the provisions of Sections 6, 9, 10.5, 10.6, 11 and 12 of the Employment Agreement shall hereafter continue in full force and effect in accordance with their terms.

2. Resignation as Director. Effective as of the date of this Agreement, Employee hereby resigns his position(s), if any, as an officer or director of any of NLCI’s subsidiaries, affiliates or other related companies, and of any committee thereof; provided, however, that from the date of this Agreement through the Salary Continuation Period (as that term is defined in

Section 5(a)(i)), Employee shall continue to serve, as one of NLCI’s designees, as an officer of Total Education Solutions, Inc., unless requested otherwise by NLCI’s Chief Executive Officer. Provided that Employee has not resigned as a director of Total Education Solutions, Inc. on or before the end of the Salary Continuation Period, Employee shall be deemed to have resigned, with no further action required, as a director of Total Education Solutions, Inc. and any committees thereof, effective as of the last day of the Salary Continuation Period

3. Scope of Duties During Transition Period.

(a) As used in this Agreement, the term “Transition Period” shall mean that period of time commencing on the date of this Agreement, and continuing through the Separation Date. During the Transition Period, Employee’s sole duty and responsibility to NLCI shall be to serve as NLCI’s principal operating employee, and in addition, to complete such tasks as shall be directed from time to time by NLCI’s Chief Executive Officer or his designee(s) (the “Designated Tasks”). Notwithstanding the foregoing, Employee acknowledges that, effective as of the date of this Agreement, except as required in connection with his duties as NLCI’s principal operating employee or in order to complete the Designated Tasks, Employee no longer has the power or authority to bind any NLCI Party or to assume or create any obligation or responsibility, express or implied, on the part of any NLCI Party, or in the name of any NLCI Party, and Employee shall not represent to any person or entity that Employee has such power or authority.

(b) NLCI acknowledges and agrees that, commencing on the date of this Agreement, Employee will not be prohibited from seeking alternative employment, even where such pursuit involves a portion of Employee’s business and professional time; provided, that the foregoing activities do not interfere with the performance of Employee’s duties during the Transition Period pursuant to Section 3(a); and provided further, that such activities do not violate any of the provisions set forth in Sections 1(b) or 10.

4. Compensation During Transition Period. During the Transition Period, as Employee’s sole compensation and consideration for Employee’s services and responsibilities as set forth in Section 3(a), NLCI will pay Employee, and Employee will accept, only such compensation and benefits as are expressly itemized in this Section 4:

(a) Base Salary. NLCI shall continue to pay Employee through the Separation Date, based on Employee’s annual salary as of the date of this Agreement. Such amount will be paid in accordance with NLCI’s normal bi-weekly payroll practices.

(b) Car Allowance. NLCI shall pay to Employee a car allowance to cover all car expenses, including gasoline, equivalent to the annual rate of $7,200, but pro rated and payable only for the Transition Period (including any holidays observed by NLCI for its employees generally). Such amount will be paid at such intervals as NLCI pays any car allowances of its employees generally.

(c) Other Benefits. Employee shall be entitled to continue to participate in any group health, group life insurance, hospital and medical plans maintained by NLCI for its employees generally during the Transition Period, on the same basis that Employee participated in the same as of the date of this Agreement. Notwithstanding the foregoing, Employee acknowledges and agrees that, effective as of the date of this Agreement, Employee shall cease to be covered by any past, present or future severance or bonus plan of any NLCI Party (including, without limitation, NLCI’s Senior Executive Severance Plan).

(d) Loan. During the Transition Period, NLCI will continue to forgive, on the 18th day of each month,  1/36 of the principal amount and associated interest of the relocation allowance previously advanced by NLCI to Employee in the principal amount of $35,000, as provided in the Employment Agreement.

5. Separation Arrangements.

(a) Salary Continuation.

(i) Subject to the provisions of Sections 5(a)(ii), and commencing on November 3, 2003, and ending on April 30, 2004, (the “Salary Continuation Period”), NLCI will make severance payments to Employee in the form of continued salary, based on Employee’s annual salary as of the date of this Agreement (the “Salary Continuation”), but pro rated and payable only for such six-month period. The Salary Continuation shall be paid in accordance with NLCI’s normal bi-weekly payroll practices, beginning with the first payroll period occurring on or after November 3, 2003.

(ii) Until such time, if at all, that Employee informs NLCI, pursuant to Section 5(b), that Employee no longer needs or desires Employee’s health insurance coverage to continue, Employee hereby authorizes NLCI to deduct from the amount set forth in Section 5(a)(i) such amount (as determined by NLCI) that would have been deducted from Employee’s salary (had Employee still been employed by NLCI on such date) to continue Employee’s coverage on the same basis had Employee’s employment continued beyond the Separation Date. This amount will be changed as necessary if the premium charged by the insurance company changes.

(b) Medical Coverage. NLCI will continue to cover Employee under the policies included in NLCI’s group health insurance program from the Separation Date through April 30, 2004 on the same basis that it would have covered Employee had Employee’s employment continued beyond the Separation Date (provided, however, that such obligation shall cease at such time, if at all, that Employee informs NLCI, in Employee’s discretion, that Employee no longer needs or desires such health insurance coverage to continue). Provided that Employee has not previously informed NLCI that Employee no longer needs or desires such health insurance coverage to continue, effective on April 30, 2004, Employee will be afforded the opportunity, at Employee’s own expense, to convert such group health insurance coverage per normal COBRA conversion privileges.

(c) Vesting of Options. NLCI previously granted to Employee, in connection with Employee’s employment with NLCI, options to purchase an aggregate of 65,000 shares of NLCI common stock. Such options were subject to a three-year vesting schedule, with one-third of the shares subject to such options becoming exercisable on each of March 1, 2003, 2004 and 2005, if the conditions set forth in the related stock option agreement were then satisfied. NLCI and Employee each hereby confirm their understanding that, effective upon the expiration of the Salary Continuation Period, Employee’s options to purchase up to 43,333 shares of NLCI common stock will be fully vested, at an exercise price of $5.85, and Employee will have until July 29, 2004 to exercise such options.

(d) Unused Vacation Time. On the Separation Date, NLCI will pay to Employee, as a lump sum, the amount of $6,538.47, representing the number of days of vacation accrued but not used by Employee as of Separation Date (which is agreed to be 8.5 days), multiplied by Employee’s prorated daily salary. It is agreed that the Employee will not take any vacation time during the Transition Period.

(e) Loan Forgiveness. During the Salary Continuation Period, NLCI will continue to forgive, on the 18th day of each month, 1/36 of the principal amount and associated interest of the relocation allowance previously advanced by NLCI to Employee in the principal amount of $35,000, as provided in the Employment Agreement.

6. Withholding; Taxation. The amounts paid to Employee under Section 5 are taxable to Employee as wages, and NLCI will deduct appropriate federal and state taxes and will reflect the amounts in the Form W-2 issued to Employee. Any and all federal, state and local income, employment or other taxes, assessments or reimbursements, owed in connection with the payment and receipt of the amounts paid under this Agreement are the sole responsibility of Employee.

7. 401(k) Plan. Pursuant to the terms of NLCI’s 401(k) plan and applicable law, following the last day of the Salary Continuation Period, NLCI will distribute the funds accrued to Employee’s account under such plan, if any, to Employee or as Employee directs.

8. Property of the NLCI Parties. Employee covenants and agrees that on or before the Separation Date, Employee will return to NLCI’s Chief Executive Officer, or his designee, all tangible property of any NLCI Party then in Employee’s possession, custody or control, including all company keys and credit cards, and all client contact information and any other documents, records, reports, writings and other similar materials containing confidential or proprietary information (whether in written, electronic or other form), and will not retain any copies, extracts or notations of the same. Employee agrees that all outstanding expense reports shall be submitted to NLCI’s Chief Executive Officer, or his designee, no later than the close of business on the Separation Date. NLCI will promptly pay to Employee all outstanding items properly owed, as reflected in such expense reports.

9. Cooperation. From the date hereof, and continuing on and after the Separation Date, Employee will cooperate with the NLCI Parties in the defense or prosecution of all actual, pending or threatened disputes with third parties (each, a “Dispute”). In furtherance thereof, if requested by NLCI, upon reasonable notice, Employee will provide, at such times as the parties shall mutually agree, written and oral evidence and testimony in connection with any Dispute, and will meet with NLCI’s attorneys or other representatives at reasonable times and places in connection therewith. Employee will promptly notify NLCI’s General Counsel if Employee is contacted by any person (including, without limitation, any current or former employee or director of any NLCI Party, or such person’s representative, or any person employed by, or representing, any governmental authority or agency) in connection with any Dispute, and will give NLCI the opportunity to provide legal representation to Employee at NLCI’s expense should Employee be asked to provide written or oral evidence or testimony in connection with any such Dispute. No NLCI Party shall be required to pay further consideration to Employee for any such cooperation and testimony; provided, however, that Employee will be reimbursed by NLCI for reasonable out-of-pocket expenses actually incurred by Employee in connection with such cooperation or testimony (including wages actually lost), upon timely submission of appropriate documentation therefor.

10. Amendment of Sections 10.3 and 10.4 of Employment Agreement. Employee and NLCI agree that the provisions of Sections 10.3 and 10.4 of the Employment Agreement are hereby amended and restated in their entirety as follows (and shall hereafter continue in full force and effect in accordance with such amended terms):

“10.3 Nonsolicitation. During the period that Executive is employed by Employer or provides consulting services to the Company and for an additional period of 18 months thereafter, Executive will not employ, or enter into any consultancy arrangement with, any person (other than a member of Executive’s family) who was on the Company’s payroll on the date of Executive’s termination of employment or consultancy or one (1) year prior to that date, take any action to solicit the employment of any such person, or direct or encourage any person to take any such action.

10.4 Restrictive Covenant. During the period that Executive is employed by Employer or provides consulting services to the Company and for an additional period of 18 months thereafter, Executive shall not (directly or indirectly), operate, manage, own, control, be employed by, provide consulting services to, or in any way be connected with (i) any pre-school, private school, child care center, program or day camp providing educational services for any portion of the pre-elementary through 12th grade market; or (ii) any for-profit or nonprofit business which provides educational services of the nature provided by the Company on the date of this Agreement, in each case, where services are provided within 25 miles of any place where the Company now offers or is now planning to provide such services; provided however, that nothing contained in this Section 10.4 shall prohibit Executive from owning in the aggregate less than 2% of the publicly traded stock of any company. For purposes of this Section 10.4, the phrase “educational services of the nature provided by the Company on the date of this Agreement” shall expressly include the provision of parent-paid clinical educational services for children with mild to moderate learning disabilities (including, without limitation, Attention Deficit Disorder (ADD/ADHD), Dyslexia and Dysgraphia).”

11. Certain Covenants of Employee. In consideration of payment of the Separation Amount to Employee, Employee hereby agrees to the following additional covenants:

(a) Intellectual Property. Employee acknowledges and agrees that all rights in and to any and all inventions, ideas, techniques, methods, developments, works, improvements and other forms of intellectual property (“Intellectual Property”), whether or not patentable, which Employee (either alone or in conjunction with others) conceived, made, obtained or reduced to product or practice or commenced so to do during his employment with NLCI or as a result of the performance of any consulting services for an NLCI Party, are and shall be the sole and absolute property of NLCI as “works made for hire”. The foregoing shall not apply to Intellectual Property unrelated to any subject matter of actual or potential concern or interest to any NLCI Party which were not conceived, made, obtained or reduced to product or practice in the course of Employee’s employment or the performance of any consulting services for an NLCI Party or with the use of the time, material or facilities of any NLCI Party. Employee will make full and prompt disclosure to NLCI of all Intellectual Property and will, at any time or times, at NLCI’s request and expense but without additional compensation to Employee, execute and deliver such foreign and domestic patent, trademark or copyright applications, assignments and other papers and take such other action (including, without limitation, testifying in any legal proceedings) as NLCI considers necessary to vest, perfect, defend or maintain NLCI’s rights in and to such Intellectual Property.

(b) Nondisclosure of Confidential Information. Employee shall not at any time, unless authorized to do so in writing by a duly authorized officer of NLCI, directly or indirectly disclose or permit to be known to, or used for the benefit of, any person, corporation or other entity (outside of the employ of any NLCI Party), or himself, any “Confidential Information” acquired by him during the course of or as an incident to his employment or association with NLCI, regardless of whether pursuant to the Employment Agreement or this Agreement. As used herein, the term “Confidential Information” shall include, but not be limited to, all trade secrets, confidential or proprietary knowledge or information with respect to the conduct or details of any NLCI Party’s businesses including, but not limited to, financial information, projections, business plans, lists of customers or suppliers, pricing strategies, budgets, business files and records, trade secrets, curricula, processes, costs, marketing methods, strategies or any other financial, educational, curricular or other information about such businesses or curricula not in the public domain. Confidential Information shall not include any information which (i) is generally available to the public as of the date hereof, (ii) becomes generally available to the public after the date hereof, provided that such public disclosure did not result, directly or indirectly, from any act, omission or fault of Employee, or any of Employee’s family members, or any of Employee’s employees, agents or representatives; or (iii) becomes available to Employee after the Separation Date on a non-confidential basis from a source other than an NLCI Party, or any of its agents, provided that such source is not bound to any NLCI Party or its representatives by agreement, fiduciary duty or otherwise not to disclose such information.

(c) Remedies. Employee acknowledges that if he breaches his promises set forth in this Section 11, NLCI will suffer irreparable damages, the amount of which will be impossible to ascertain and which cannot be reasonably or adequately compensated in an action of law. Accordingly, in addition to all other remedies under this Agreement, NLCI shall be entitled as a matter of right to injunctive relief, including specific performance, with respect to any such breach or violation, in any court of competent jurisdiction. The remedies granted to

NLCI in this Agreement are cumulative and are in addition to remedies otherwise available to NLCI at law or in equity. Employee will not seek, and hereby waives any requirement for, the securing of posting of a bond or proving actual damages in connection with NLCI’s seeking or obtaining any injunctive or equitable relief in connection with Employee’s covenants or other obligations under this Section 11. If, despite the foregoing waivers, a court would nonetheless require the posting of a bond, the parties agree that a bond in the amount of $5,000 would be a fair and reasonable amount, particularly in light of the difficulty in quantifying what the actual loss caused by an injunction would be. Employee consents to in personam jurisdiction and venue in each of the United States District Court for the Eastern District of Pennsylvania and the Court of Common Pleas of Chester County, Pennsylvania, and waives the right to contest in personam jurisdiction and venue in such courts.

12. Consulting Services From and After Separation Date. From and after the Separation Date and until the expiration of the Salary Continuation Period, Employee agrees to provide such consulting services for NLCI as may from time to time reasonably be requested by NLCI’s Chief Executive Officer with appropriate advance notice (the “Subsequent Consulting Services”), up to a maximum of twenty (20) days of such services for eight (8) hours per day. In connection therewith, Employee will be acting in the capacity of an independent contractor, and not as an employee of any NLCI Party. Employee will be compensated for the Subsequent Consulting Services as follows:

(a) NLCI will reimburse Employee’s travel and other reasonable out-of-pocket business expenses actually incurred by Employee in connection with Employee’s performance of the first through tenth days of Subsequent Consulting Services but will not otherwise compensate Employee for the first ten (10) days of the Subsequent Consulting Services; provided, that such expenses are incurred in accordance with NLCI’s billing guidelines for consultants;

(b) NLCI will compensate Employee for the eleventh through twentieth days of the Subsequent Consulting Services at the rate of $500 for each half-day and $1000 for each full day, and will reimburse Employee for any reasonable out-of-pocket business expenses which Employee actually incurs in connection with the performance of the Subsequent Consulting Services, upon timely submission by Employee of vouchers or itemized statements thereof prepared in compliance with such rules relating thereto as NLCI may from time to time adopt (which rules may include the requirement that Employee receive advance approval of such expenses), provided, that NLCI shall not be required to reimburse Employee for any such expenses unless an invoice therefor is delivered to NLCI within 45 days of the date such expense was incurred;

(c) NLCI agrees either to use Employee’s Subsequent Consulting Services for no less than twenty (20) days or, if it elects not to use them for the full (20) days, will nevertheless pay Employee for any unused half or full days after the first ten (10) days, at the half-day and full day rates set forth above; and

(d) All compensation for the Subsequent Consulting Services will be made at the expiration of the Salary Continuation Period and will first be applied to offset any outstanding relocation allowance advanced to Employee pursuant to the Employment Agreement. If at that time the relocation allowance balance has been fully repaid by Employee, payment for Subsequent Consulting Services will be made by check. If any relocation allowance balance remains at the conclusion of the Salary Continuation Period, Employee agrees to pay the balance to NLCI within sixty (60) days after the expiration of the Salary Continuation Period.

13. General Release.

(a) General Release. In consideration of the payments and benefits set forth in Section 5, Employee, on behalf of himself and his agents, assigns, heirs, executors and administrators, finally and unconditionally releases and discharges each NLCI Party, and all of their respective officers, directors, agents, employees, partners, shareholders, predecessors, successors and assigns (collectively, the “NLCI Released Parties”) from any and all claims, demands, liabilities, damages, obligations, actions or causes of action (collectively, “Claims”) of any kind, known or unknown, past or present, asserted or unasserted, suspected or unsuspected, matured or unmatured, which Employee now has, may have or could claim to have against any of the NLCI Released Parties up to and including the date hereof, including, but not limited to, any and all claims arising out of, relating to, or in connection with, Employee’s employment or termination from such employment. The claims released by Employee include, but are not limited to, claims for wrongful termination, constructive discharge, sexual harassment, breach of contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, bad faith discharge, fraud, defamation, libel, retaliation, invasion of privacy and intentional or negligent infliction of emotional distress, as well as any and all claims for counsel fees and costs. The claims released by Employee further include, but are not limited to, claims under all federal, state and local laws, including, but not limited to, claims under any laws prohibiting employment discrimination, including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Pennsylvania Human Relations Act and the Pennsylvania Equal Pay Law.

(b) Broad Scope of Release. The release contained herein is intended to be complete and final and to cover not only claims which are known, but also claims which are unknown or which Employee does not suspect to exist in his favor which, if known at the time of executing this Agreement, might have affected his actions. Employee acknowledges and agrees that the agreements set forth herein are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any NLCI Party, and that this Agreement is made voluntarily to provide an amicable conclusion of Employee’s employment with NLCI.

14. No Re-employment. Employee releases any right or claimed right to re-employment or reinstatement with any NLCI Party from and after the Separation Date. Employee shall not at any time seek employment with any NLCI Party. If, notwithstanding such covenant, Employee applies for such employment, such NLCI Party shall be under no obligation to consider Employee’s application.

15. Non-Disparagement. Employee agrees that he will not disparage in any way the professional or personal reputation or character of any NLCI Party, or any present, future or former officers, directors, employees, agents or representatives of any NLCI Party. NLCI agrees that neither it nor any NLCI Party will disparage in any way the professional or personal reputation or character of Employee.

16. Miscellaneous.

(a) Binding Agreement. This Agreement and the covenants contained herein shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, executors and administrators.

(b) Notices. Any notice or other communication given under this Agreement shall be in writing and shall be valid and sufficient if delivered personally or transmitted by overnight courier service or first class certified mail postage prepaid, return receipt requested, addressed (in the case of NLCI), to the address set forth in the first paragraph of this Agreement, to the attention of its Chief Executive Officer, with a copy, at the same address, to the attention of its General Counsel, and (in the case of Employee), to such address as indicated in the records of NLCI as of the date of this Agreement, or to such other address as any of such parties may subsequently designate by like notice.

(c) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. Each party hereto agrees that any and all actions or proceedings hereunder or relating in any way to this Agreement shall be brought only in the federal and state courts for the Commonwealth of Pennsylvania.

(d) Effect of Violation. If Employee violates any of the provisions of this Agreement (including, without limitation, those provisions of the Employment Agreement incorporated herein by reference in Section 1(b)), NLCI’s obligations pursuant to Sections 5 and 12 (including, without limitation, the payments provided by NLCI pursuant to Section 3(a)) shall cease, and, in addition to any other rights which NLCI may have, NLCI shall be entitled to recover from Employee all payments previously made pursuant hereto, and all reasonable attorneys’ fees and court or arbitration costs incurred in enforcement of this Agreement. If NLCI violates the provisions of this Agreement, Employee shall be entitled to recover from NLCI all reasonable attorney’s fees and court or arbitration costs incurred in enforcement of this Agreement.

(e) Entire Agreement; Amendment. This Agreement (including those provisions of the Employment Agreement incorporated herein by reference in Section 1(b)) constitutes the entire agreement between Employee and NLCI relative to the subject matter of this Agreement, and there are no agreements, representations or warranties not set forth herein or therein. This Agreement supersedes any prior written or oral agreement or understanding relating to the subject matter hereof. Employee affirms that (i) the only consideration for Employee’s execution of this Agreement are the payments and benefits set forth in Sections 5 and 12; (ii) Sections 4, 5 and 12 specify all payment obligations of NLCI and Employee is releasing any other entitlements which Employee may have, including, but not limited to, any claim for any bonus or any benefits under any past, present or future severance plan; and (iii) no other promise or agreement of any kind has been made to or with Employee by any person or entity whatsoever to cause Employee to execute this Agreement. Any amendments to this Agreement must be in writing, signed by Employee and a duly authorized officer of NLCI, and must state that the parties intend to amend this Agreement. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition.

(f) Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement or the application of any such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, scope, activity or subject, it shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable law or the determination by a court of competent jurisdiction.

(g) Validity of Photocopies. Photocopies of executed originals of this Agreement shall have the same force and effect and shall be as legally binding and enforceable as the original.

17. Attorney Review. Employee acknowledges that this Agreement will have important legal consequences and imposes significant requirement on Employee, including, without limitation, the obligation to refrain from certain activities after the Separation Date, and Employee’s agreement to release and forever discharge NLCI and related parties completely from all liability to Employee. Accordingly, Employee acknowledges that NLCI has recommended that he retain legal counsel to review this Agreement and consult with Employee, and that he has been provided with adequate time to obtain such review.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

Date: October 15, 2003	/s/ D. Scott Clegg D. Scott Clegg

Date: October 15, 2003	NOBEL LEARNING COMMUNITIES, INC.

	By:	/s/ George Bernstein
George Bernstein Chief Executive Officer